Exhibit 10.7(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

Effective this 29th day of August, 2005 (the “EFFECTIVE DATE”), AESTHERx, Inc., a corporation organized and existing under the laws of Delaware, having its principal office at 6303 Owensmouth Avenue, 10th Floor, Woodland Hills, CA 91367 (hereinafter, “LICENSEE”) and Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center (hereinafter “LA BIOMED”), a not-for-profit corporation organized under the laws of California with a principal place of business at 1124 West Carson Street, Torrance, CA 90502, agree as follows:

BACKGROUND

A.                                   LA BIOMED, by virtue of its role as a research institution, carries out scientific research through its faculty, staff and trainees and is committed to bringing the results of that research into widespread use to the extent it is permitted to do so by its agreements with sponsors of research, and by the provisions of 35 USC §§200-212 and 37 CFR §401 et seq. and regulations pertaining thereto.

B.                                     Drs. Michael Kolodney and Adam Rotunda (hereinafter “INVENTORS”) have invented certain methods for the dissolution of fat through the use of biologically compatible detergents (“INVENTION”). The INVENTION is the subject of the PATENT RIGHTS (as defined hereinafter).

C.                                     LA BIOMED is owner by assignment from Dr. Michael Kolodney of his entire right, title and interest in the PATENT RIGHTS.

D.                                    The Regents of the University of California (“THE REGENTS”) is owner by assignment from Dr. Adam Rotunda of his entire right, title and interest in the PATENT RIGHTS.

E.                                      LA BIOMED has entered into an agreement with THE REGENTS, acting through the University of California at Los Angeles, which grants to LA BIOMED the sole right to license THE REGENTS right, title and interest in the PATENT RIGHTS (“INTERINSTITUTIONAL AGREEMENT”, attached hereto as Exhibit A).

F.                                      LA BIOMED has the sole authority to issue licenses under the PATENT RIGHTS.

G.                                     LICENSEE wishes to obtain an exclusive license under the PATENT RIGHTS.

H.                                    Additionally, LICENSEE and LA BIOMED have entered into a Research Agreement of even date herewith, pursuant to which LICENSEE agreed to fund certain research conducted in the laboratory of Michael Kolodney, M.D., Ph.D. at LA BIOMED (the “Research Agreement”) in exchange for an option to include certain inventions made during the course of such research within the licenses granted to LICENSEE under this license agreement (“Agreement”).

I.                                         LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement.

J.                                        LICENSEE and LA BIOMED have previously executed a letter agreement entitled “Letter of Intent to Negotiate Exclusively with Dermion, Inc. for a license to U.S. Provisional Application Serial Number 60/572,879 and U.S. Application Serial Number 11/054,171” dated May 23, 2005 (hereinafter, the “Letter of Intent”), which Letter of Intent is hereby superceded, and all rights and obligations thereunder extinguished, by this Agreement.

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1                                 “AFFILIATE” means: Any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with LICENSEE. As used in this Paragraph 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management policies of such non-corporate entities. LICENSEE shall have the right to include individual AFFILIATEs within the licenses granted under this Agreement. If LICENSEE exercises such right, such AFFILIATE(s) shall be included within the definition of LICENSEE hereunder.

1.2                                 “FIELD” means: any and all uses and applications.

1.3                                 “COMPOSITION PRODUCT” means: A composition of matter which is specifically identified in any VALID CLAIM and/or the use, production or sale of which would constitute, but for the grant of a license under the PATENT RIGHTS within the FIELD, an infringement of any VALID CLAIM in the country in which such product is used, produced or sold.

1.4                                 “INSTITUTIONS” means LA BIOMED and THE REGENTS (each of LA BIOMED and THE REGENTS individually, an “INSTITUTION”).

1.5                                 LICENSED METHOD” means: Any method that is claimed in a VALID CLAIM and/or the use of which would constitute, but for the grant of a license under the PATENT RIGHTS within the FIELD, an infringement of VALID CLAIM in the country in which such method is used.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.6                                 “LICENSED PRODUCT” means: (i) Any METHOD PRODUCT or (ii) any product, including without limitation, a COMPOSITION PRODUCT, which is covered by a VALID CLAIM in the country in which such product is manufactured or for which such product is sold.

1.7                                 “METHOD PRODUCT” means: Any product made using a LICENSED METHOD.

1.8                                 “NET SALES” means: The amount billed, invoiced, or received (whichever occurs first) by LICENSEE, its AFFILIATES or their SUBLICENSES for sales, leases, or other transfers of LICENSED PRODUCTS, less:

(a)               customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b)              amounts repaid or credited by reason of rejection or return or the like;

(c)               to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or SUBLICENSEES;

(d)              reasonable charges for delivery or transportation provided by third parties, if separately stated; and

(e)               reasonable allowances for uncollectible accounts, determined in accordance with generally accepted accounting practices.

NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or SUBLICENSEES specifically in lieu of a cash purchase price for the sale, lease or transfer of LICENSED PRODUCTS. Fair market value will be calculated as of the time of transfer of such non-cash consideration to LICENSEE, but shall not exceed the fair market value of the LICENSED PRODUCT so sold.

Notwithstanding the foregoing, in the event that a LICENSED PRODUCT is sold in combination with one or more other products or components, which other products or components if sold separately would not be subject to a royalty payment hereunder, NET SALES from such sales will be calculated by multiplying the net selling price of the combination product by the fraction A/(A+B), where A is the gross selling price, during the ROYALTY PERIOD in question, of the LICENSED PRODUCT sold separately, and B is the gross selling price, during the ROYALTY PERIOD in question, of the other product(s) or component(s) sold separately. In the event that the product(s) or component(s) are not sold separately during that ROYALTY PERIOD, NET SALES for royalty determination for such combination product shall be reasonably allocated, as mutually agreed upon by LA BIOMED and LICENSEE in good faith, between such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSED PRODUCT and such other product or components, based upon their relative importance and proprietary protection.

1.9                                 “NET SERVICE REVENUE” means: payments received by LICENSEE, an AFFILIATE or a SUBLICENSEE for performing SERVICES. NET SERVICE REVENUE shall not include funding received for the research and/or development of LICENSED PRODUCTS themselves

1.10                           “NON-COMMERCIAL RESEARCH PURPOSES” means: use of the PATENT RIGHTS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution. For purposes of clarity, it is understood and agreed that NON-COMMERCIAL RESEARCH PURPOSES shall not include use the PATENT RIGHTS (i) in the production or manufacture of products for sale or the performance of a SERVICE, (ii) any research conducted pursuant to, or otherwise subject to, an arrangement between LA BIOMED and a for-profit entity other than LICENSEE, or (iii) to conduct clinical trials or otherwise perform research on human subjects without first obtaining LICENSEE’s written consent, which consent will not be unreasonably withheld.

1.11                           “NON-ROYALTY SUBLICENSE INCOME” means: sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by SUBLICENSEES to LICENSEE in consideration of a grant of a SUBLICENSE by LICENSEE. Notwithstanding the foregoing, it is understood and agreed that NON-ROYALTY SUBLICENSE INCOME shall exclude royalties, amounts received from any third party for the purchase of equity (except for equity premiums), research and development (charged at LICENSEE’s fully burdened cost), loans, advances creditable against royalties, debt financing, payments in exchange for products or materials, reimbursement for patent costs or other patent related expenses, or the license of intellectual property not covered by LA BIOMED’s PATENT RIGHTS. It is further understood and agreed that not withstanding anything to the contrary herein, non-royalty income from SUBLICENSEs in the field of veterinary medicine shall not be considered NON-ROYALTY SUBLICENSE INCOME and no payments shall be owed to LA BIOMED with respect thereto.

1.12                           “PATENT RIGHTS” means: (i) the patents and patent applications listed in Exhibit B hereto, together with (ii) any U.S. or foreign patent or patent application that is a divisional, continuation, reissue, renewal, reexamination, substitution, counterpart or extension of at least one of the patents and patent applications identified in (i) above, and (iii) any claim of a continuation-in-part application or patent (including foreign counterparts), which claim is entitled to the priority date of at least one of the patents or patent applications identified in (i) - (ii) above. PATENT RIGHTS also includes LA BIOMED’s interest in (a) any other U.S. or foreign patent or patent application in addition to the patent or patent applications described in (ii) above that is owned solely or jointly by LA BIOMED and which claims an invention contained in at least one of the patents and patent applications identified in (i) above, and (b) any claim of a continuation-in-part application or patent (including foreign counterparts), which claim is

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

entitled to the priority date of at least one of the patents or patent applications identified in (a) above.

1.13                           “SERVICE” means: commercial services performed on a fee-for-service basis using the LICENSED PRODUCTS or LICENSED METHODS for a third party, where such services are based primarily on the use of LICENSED PRODUCTS or LICENSED METHODS.

1.14                           “SUBLICENSE” means: a grant by LICENSEE to a third party of a license within the FIELD under the PATENT RIGHTS, to exercise some or all of the rights granted under this Agreement to LICENSEE.

1.15                           “SUBLICENSEE” means: any third party to whom LICENSEE has granted the right, directly or indirectly, to (i) make and sell any LICENSED PRODUCT or (ii) sell any LICENSED PRODUCT, provided that such third party is responsible for marketing of such LICENSED PRODUCT within its sales territory. For purposes of clarity, wholesalers and resellers of LICENSED PRODUCT which are not responsible for marketing or promotion of the LICENSED PRODUCT, and health care providers who purchase LICENSED PRODUCT sold through LICENSEE or SUBLICENSEES and who are not AFFILIATEs of LICENSEE, shall not be considered SUBLICENSEES.

1.16                           “VALID CLAIM” means: (a) a pending claim of a patent application within the PATENT RIGHTS, which (i) is being prosecuted in good faith, and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling; or (b) a claim of an issued or granted and unexpired patent within the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, which has not been abandoned, or which has not been lost through an interference proceeding; provided that if a claim of a pending application has not issued within 8 years after the filing date from which such claim takes priority, such pending claim shall only be a VALID CLAIM from and after such time as such claim issues.

1.17                           The terms “35 USC §§200-212” and “37 CFR §401” include all amendments to those statutes.

1.18                           The terms “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.

2. GRANT

2.1.                              LA BIOMED hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive, worldwide license under the PATENT RIGHTS to practice, enforce and otherwise exploit the PATENT RIGHTS and to develop, make, use, sell, offer for sale, export and import LICENSED PRODUCTS and SERVICES, and to have each of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

foregoing performed on its behalf by a third party subject to the terms of this Agreement. In order to provide LICENSEE with commercial exclusivity for so long as the license under the PATENT RIGHTS remains exclusive, LA BIOMED agrees that it will not grant licenses to others under the PATENT RIGHTS except as required by LA BIOMED’s obligations in Subparagraphs 2.3(a) and/or 2.3(b).

2.2                                 Rights granted under Paragraph 2.1 are limited to the FIELD, as defined in Paragraph 1.2.

2.3                                 The granting and exercise of this license is subject to the following conditions:

(a)                                  35 USC §§200-212, 37 CFR §401 et seq., applicable governmental implementing regulations and LA BIOMED’s obligations pursuant to such statutes and regulations under agreements with its sources of federal grant funding. Any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)                                 LA BIOMED reserves the right to make and use, and grant to other non-profit or governmental entities non-exclusive licenses to make and use for NON-COMMERCIAL RESEARCH PURPOSES within the FIELD the subject matter described and claimed in the PATENT RIGHTS.

c)                                      LA BIOMED expressly reserves on behalf of THE REGENTS, the right to use Patent Rights (as defined in the INTERINSTITUTIONAL AGREEMENT) and associated technology for educational, research and non-commercial clinical purposes, including sharing tangible research results with other non-profit institutions for their use of similar scope.

2.4                                 All rights reserved to the United States Government and others under 35 USC §§200-212 and 37 CFR §401 shall remain and shall in no way be affected by this Agreement.

3. PERFORMANCE MILESTONES

3.1                                 LICENSEE shall:

(a)                                  file or have filed by the later of (i) May 1, 2007, or (ii) twenty one (21) months after the EFFECTIVE DATE, the first IND or equivalent for the first LICENSED PRODUCT with the FDA.

(b)                                 initiate the first Phase III Clinical Study for the first LICENSED PRODUCT by the later of (i) March 1, 2010, or (ii) twenty six (26) months after the IND for such LICENSED PRODUCT goes into effect as provided for in 21 CFR 312.40(b).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  file or have filed by the later of (i) September 1, 2011, or (ii) eighteen (18) months after achievement of the PERFORMANCE MILESTONE described in Subparagraph 3.1(b), the first NDA, BLA or equivalent for the first LICENSED PRODUCT with the FDA.

(d)                                 commence sales of the first LICENSED PRODUCT within one (1) year after all regulatory approvals have been obtained to make and use such LICENSED PRODUCT.

Each act recited in this Paragraph 3.1 is referred to as a “PERFORMANCE MILESTONE”.

3.2                                 For purposes of this Agreement the following capitalized terms shall have the meanings indicated:

(a)                                  “BLA” shall mean a Biological License Application, filed with the FDA as more fully defined in 21 C.F.R. § 601, or any foreign equivalent thereof.

(b)                                 “FDA” shall mean the United States Food and Drug Administration, any successor entity thereto, or any equivalent foreign regulatory authority(ies) in any other country.

(c)                                  “IND” shall mean any Investigational New Drug application, filed with the FDA as more fully defined in 21 C.F.R. § 312, or any foreign equivalent thereof.

(d)                                 “NDA” shall mean a New Drug Application, filed with the FDA as more fully defined in 21 C.F.R. § 314, or any foreign equivalent thereof

(e)                                  “Phase III Clinical Study” shall mean a study of a LICENSED PRODUCT in human patients to ascertain efficacy and safety of such LICENSED PRODUCT for the purpose of preparing and submitting an NDA, BLA or equivalent to the FDA.

3.3                                 If, despite using commercially reasonable efforts, LICENSEE is unable to meet one or more of the PERFORMANCE MILESTONES described in Paragraph 3.1 above, LA BIOMED hereby agrees to grant LICENSEE, upon LICENSEE’S request: (i) up to two (2) six (6) month extensions with respect to the PERFORMANCE MILESTONE described in Subparagraph 3.1(a); and (ii) up to three (3) six (6) month extensions with respect to any of the PERFORMANCE MILESTONES described in Subparagraphs 3.1(b), 3.1(c) or 3.1(d). In consideration for each six (6) month extension granted, LICENSEE shall pay to LA BIOMED a milestone extension fee (“MILESTONE EXTENSION FEE”) as follows:

(a)                                  with respect to extensions of the PERFORMANCE MILESTONE described in Subparagraph 3.1(a), fifty thousand dollars ($50,000) for the first

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such extension, and seventy five thousand dollars ($75,000) for the second such extension.

(b)                                 with respect to extensions of a PERFORMANCE MILESTONE described in Subparagraphs 3.1(b), 3.1(c) or 3.1(d), twenty five thousand dollars ($25,000) for the first such extension, fifty thousand dollars ($50,000) for the second such extension, and seventy five thousand dollars ($75,000) for the third such extension.

(c)                                  LICENSEE shall pay the applicable MILESTONE EXTENSION FEE to LA BIOMED within ten (10) days of LICENSEE’S request for such extension. Each six (6) month extension request shall be made by LICENSEE in writing, pursuant to Article 18 (Notices). In the event that LICENSEE purchases an extension under this Paragraph 3.3 with respect to a given PERFORMANCE MILESTONE, it is understood that in addition to extending such PERFORMANCE MILESTONE by six (6) months, payment of the applicable MILESTONE EXTENSION FEE shall also extend all subsequent contingent PERFORMANCE MILESTONES by six (6) months without payment of any additional fees.

3.4                                 In the event that (i) LICENSEE is unable to meet a PERFORMANCE MILESTONE due to circumstances beyond its reasonable control, including without limitation as a result of development or regulatory delays of the type typically encountered in the drug development process, (ii) new data or other information relating to a LICENSED PRODUCT (including, without limitation, information relating to adverse events or similar health risks) becomes available and such information would render one or more PERFORMANCE MILESTONES untenable in LICENSEE’S view, or (iii) despite using commercially reasonable efforts and being granted the maximum two (2) extensions for the PERFORMANCE MILESTONE in Subparagraph 3.1(a), and/or the maximum three (3) extensions for PERFORMANCE MILESTONES in Subparagraphs 3.1(b), 3.1(c) or 3.1(d), LICENSEE remains unable to meet one or more of such milestones, then in each case LA BIOMED agrees that LICENSEE shall have the right to request that such PERFORMANCE MILESTONE(S) be amended or modified, and LA BIOMED shall not unreasonably withhold consent or approval of any such request.

3.5                                 In the event that LICENSEE fails to achieve a PERFORMANCE MILESTONE under Paragraph 3.1 and does not obtain an extension or modification of such milestone pursuant to Paragraph 3.3 or 3.4, the license may be terminated or rendered non-exclusive at LA BIOMED’s sole discretion.

3.6                                 Upon introduction of LICENSED PRODUCT into the market and until the expiration of this Agreement, LICENSEE shall use commercially reasonable efforts to keep LICENSED PRODUCTS reasonably available to the public.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. SUBLICENSE

4.1                                 LICENSEE shall have the right to grant and authorize SUBLICENSES under the PATENT RIGHTS to make, have made, use, sell, offer to sell and import LICENSED PRODUCTS and SERVICES, to practice the LICENSED METHODS, and to otherwise exploit the PATENT RIGHTS, subject to the terms of this Article 4.

4.2                                 All potential SUBLICENSEES shall be subject to approval by LA BIOMED, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that a potential SUBLICENSEE belongs to one the categories of approved entities listed on Exhibit C hereto, such potential SUBLICENSEE shall automatically be deemed to have been approved by LA BIOMED and no consultation with LA BIOMED regarding such SUBLICENSEE shall be necessary.

4.3                                 All SUBLICENSES shall include provisions substantially identical to Paragraphs 2.3 and 2.4 and Articles 15 (Indemnification) and 16 (Use of Names and Trademarks and Nondisclosure of Agreement) of this Agreement, with the SUBLICENSEE listed in place of the LICENSEE.

4.4                                 Subject if necessary to a separate confidentiality agreement, LICENSEE shall promptly provide LA BIOMED with a copy of each SUBLICENSE issued (provided that LICENSEE may redact any terms therein to the extent they are not related to the PATENT RIGHTS); collect and guarantee payment of all payments due LA BIOMED from SUBLICENSEES; and summarize and deliver all reports due LA BIOMED from SUBLICENSEES.

4.5                                 The right of LICENSEE to grant SUBLICENSES shall not survive termination of this Agreement.

5. LICENSE ISSUE FEE

5.1                                 In consideration for the rights and licenses granted by LA BIOMED to LICENSEE herein, LICENSEE agrees to pay LA BIOMED a license issue fee of five hundred thousand dollars ($500,000), which fee shall be payable to LA BIOMED as a combination of cash and equity as further described below:

(a)                                  LICENSEE shall pay to LA BIOMED fifty thousand dollars ($50,000) within ten (10) days of the Effective Date of this Agreement.

(b)                                 LICENSEE shall pay to LA BIOMED two hundred thousand dollars ($200,000) within six (6) months of the Effective Date of this Agreement.

(c)                                  Within thirty (30) days of the closing of a round of equity financing of LICENSEE that provides cash proceeds to LICENSEE of at least five million dollars ($5,000,000) in new investment not including amounts at to be invested

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to a delayed or staged investment (such financing, a “Qualified Financing), LICENSEE shall transfer to LA BIOMED shares of AESTHERx, Inc. stock having a value of Two Hundred Eighty Thousand Dollars ($280,000) based upon the share price of the stock issued in such Qualified Financing, which amount represents the total combined equity consideration due to LA BIOMED in connection with both its entering into this Agreement and its having previously entered into the Letter of Intent. If such Qualified Financing does not close within twelve (12) months of the Effective Date then the Agreement shall become null and void and all licensed PATENT RIGHTS shall revert back to LA BIOMED and neither party shall have any further obligation to the other (including without limitation any further payment obligations). The shares to be issued to LA BIOMED shall be the same securities as are issued to investors in such financing. Notwithstanding the foregoing, it is understood and agreed that LICENSEE’s obligation to transfer to LA BIOMED the shares of AESTHERx, Inc. stock referred to above shall be conditioned upon LA BIOMED (i) executing and delivering to the Company a stock issuance agreement substantially similar to the form of Stock Issuance Agreement attached hereto as Exhibit D, and (ii) having each Transferee (as such term is defined in such form of Stock Issuance Agreement) execute and deliver to the Company an Investment Representation Statement substantially similar to that appended to such form of Stock Issuance Agreement.

5.2                                 The license issue fee is non-refundable, noncancelable and non-creditable toward royalty payments.

6.                                       MILESTONES

6.1                                 LICENSEE agrees to pay and shall pay to LA BIOMED the following product milestone payment within thirty (30) days of the first achievement of the following development milestone (whether achieved by LICENSEE or its SUBLICENSEE):

Milestone	Payment

Upon receipt of MARKETING APPROVAL with respect to the first LICENSED PRODUCT:	$500,000

Notwithstanding the foregoing, in the event that a LICENSED PRODUCT is subject to a development milestone under one or more other agreements entered into by the parties, and the triggering event for such development milestone is substantially similar to the triggering event for the development milestone set forth above (i.e., receipt of MARKETING APPROVAL with respect to a LICENSED PRODUCT), LICENSEE shall only be obligated to pay a single milestone payment upon achievement of such similar development milestone, which milestone payment shall be the highest of the applicable development milestone payments from among this Agreement and such other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreements. For purposes of clarity, it is understood that payment of a milestone payment upon achievement of a milestone event under any of the other agreements referred to above for a milestone event that is similar to the milestone event described in this Paragraph 6.1, shall satisfy in full LICENSEE’s payment obligations under this Paragraph 6.1 with respect to the development milestone set forth above so long as such milestone payment actually paid to LA BIOMED equals or exceeds the milestone payment that would have been due to LA BIOMED under this Paragraph 6.1.

6.2                                 As used herein, “MARKETING APPROVAL” means the approval by the FDA in the United States or other country to manufacture and market such LICENSED PRODUCT. MARKETING APPROVAL shall include government approval of pricing or reimbursement in jurisdictions outside the United States where such approval is legally required for commercial sale. For further purposes of clarity, the parties acknowledge and agree that the total amount to be paid to LA BIOMED under this Article 6 shall in no event exceed five hundred thousand U.S. Dollars ($500,000), irrespective of the number of LICENSED PRODUCTs LICENSEE or its SUBLICENSEES may develop.

7.                                       ROYALTIES

7.1                                 LICENSEE agrees to pay and shall pay to LA BIOMED a running royalty on NET SALES and NET SERVICE REVENUES, based on the following table, with each royalty percentage being applicable to the portion of NET SALES and/or NET SERVICE REVENUES falling within the relevant band of combined NET SALES and NET SERVICE REVENUES for the particular calendar year:

Applicable Percentage for
Combined Annual Net Sales and	Incremental Amount of Net Sales
Net Service Revenues	And Net Service Revenues

Less than $[*]	[*]	%

$[*] or more	[*]	%

Notwithstanding the foregoing, in the event that sales of a LICENSED PRODUCT or SERVICE subject to a running royalty obligation under this Paragraph 7.1 are also subject to a running royalty under one or more other agreements entered into by the parties, LICENSEE shall only be obligated to pay a single royalty with respect to sales of such LICENSED PRODUCT, which royalty shall be the highest applicable royalty from among this Agreement and such other agreements for the applicable band of combined annual NET SALES and NET SERVICE REVENUES. For purposes of clarity, it is understood that payment of a royalty with respect to the sale of a particular unit of LICENSED PRODUCT or a particular SERVICE under any of the other agreements referred to above shall satisfy in full LICENSEE’s royalty obligations under this Paragraph 7.1 with respect to such unit of LICENSED PRODUCT or such SERVICE so

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

long as such royalty actually paid to LA BIOMED equals or exceeds the royalty that would have been due to LA BIOMED under this Paragraph 7.1.

7.2                                 Notwithstanding the royalty rates set forth in Paragraph 7.1 above:

(a)                                       in the event that the first LICENSED PRODUCT includes neither (i) deoxycholate, nor (ii) an INCLUDED INVENTION (as such term is defined in Section 6(c)(4)(A) of the Research Agreement), then the running royalties on NET SALES and NET SERVICE REVENUES on such LICENSED PRODUCT (and any subsequent LICENSED PRODUCT that does not contain either deoxycholate or an INCLUDED INVENTION) shall be reduced to two percent (2%).

(b)                                      in the event that sales by third parties of products containing deoxycholate in combination with phosphotidylcholine (or any other combination consisting of deoxycholate and one or more other agent(s), which combination is not covered by a VALID CLAIM) for indications relating to fat reduction and/or skin tightening in a given country exceeds fifty percent (50%) of the NET SALES of LICENSED PRODUCT in such country in any given ROYALTY PERIOD, then the applicable royalty rate for NET SALES and NET SERVICES REVENUES accruing during such ROYALTY PERIOD in such country, as well as all payments due under Articles 6 and 8 during such ROYALTY PERIOD, shall be reduced by fifty percent (50%) of the otherwise applicable royalty rate or applicable payment amount.

(c)                                       in the event that sales of a GENERIC PRODUCT in a given country exceeds fifteen percent (15%) of the NET SALES of LICENSED PRODUCT in such country in any given ROYALTY PERIOD, then the applicable royalty rate for NET SALES and NET SERVICES REVENUES accruing in such country during such ROYALTY PERIOD, as well as all payments due under Articles 6 and 8 in connection with sales of LICENSED PRODUCT by SUBLICENSEES in such country during such ROYALTY PERIOD, shall be reduced by fifty percent (50%) of the otherwise applicable royalty rate or applicable payment amount. As used in this Paragraph 7.2(c), “GENERIC PRODUCT” shall mean any product sold by third parties (excluding AFFILIATES and SUBLICENSEES) that would be covered by a VALID CLAIM.

7.3                                 The running royalties under this Article 7 shall be payable only for sales of LICENSED PRODUCTs by LICENSEE, AFFILIATES or SUBLICENSEES after the date of the first commercial sale of such LICENSED PRODUCT until the later of abandonment or expiration of the last VALID CLAIM of the patents within the PATENT RIGHTS covering such LICENSED PRODUCT.

7.4                               In the event that more than one VALID CLAIM within the PATENT RIGHTS is applicable to any LICENSED PRODUCT subject to royalties under this Article 7, then only one royalty shall be paid to LA BIOMED in respect of such LICENSED

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PRODUCT. In no event shall more than one royalty be due hereunder with respect to any LICENSED PRODUCT unit; nor shall a royalty be payable under this Article 7 with respect to sales of LICENSED PRODUCTs for use in research and/or development, in clinical trials or as samples.

7.5                                 If LICENSEE concludes that the practice of the PATENT RIGHTS would likely be subject to a claim that it infringes one or more patents owned or controlled by a third party, then in the event LICENSEE or a SUBLICENSEE enters into an agreement with such third party under which such third party grants LICENSEE or such SUBLICENSEE a license with respect to such patents in exchange for certain royalty and other payments, then LICENSEE may reduce the amounts owed to LA BIOMED by an amount not to exceed one half (1/2) of the amounts that LICENSEE agrees to pay to such third party in consideration of such license. However, under no circumstances may the amounts owed to LA BIOMED be reduced to more than one half (1/2) of the amounts that would otherwise be owed to LA BIOMED in the absence of such payments to a third party.

8. NON-ROYALTY SUBLICENSE INCOME

8.1                                 Any NON-ROYALTY SUBLICENSE INCOME (as defined below) received by LICENSEE shall be reported to LA BIOMED by LICENSEE within thirty (30) days of receipt by LICENSEE. LICENSEE shall pay to LA BIOMED a percentage of such NON-ROYALTY SUBLICENSE INCOME according to the following schedule:

Date of Sublicense Grant	Percent of Sublicense Revenues to
(from date of this Agreement)	LA BIOMED

Prior to first anniversary of the Effective Date:	80%

Between the first and third anniversary of the Effective Date:	20%

After the third anniversary of the Effective Date:	10%

Notwithstanding the above, in no case shall LA BIOMED’s cumulative share of the total NON-ROYALTY SUBLICENSE INCOME received by LICENSEE under this Agreement exceed Five Million Dollars ($5,000,000) in aggregate.

Additionally, for each SUBLICENSEE it is understood and agreed that in the event (i) LICENSEE grants a SUBLICENSE to such SUBLICENSEE which provides such SUBLICENSEE with rights under the PATENT RIGHTS licensed to LICENSEE pursuant to this Agreement as well as rights under patents, patent applications or other subject matter licensed to LICENSEE pursuant to one or more other agreements entered into by the parties, and (ii) NON-ROYALTY SUBLICENSE INCOME received by LICENSEE from such SUBLICENSEE is subject to a payment obligation under this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Paragraph 8.1 as well as under the corresponding provisions of one or more such other agreements, LICENSEE shall only be subject to a single payment obligation with respect to such NON-ROYALTY SUBLICENSE INCOME, which payment obligation shall be the highest payment obligation applicable to such NON-ROYALTY SUBLICENSE INCOME from among this Paragraph 8.1 and the corresponding provisions of the one or more other agreements being sublicensed. For purposes of clarity, it is understood that any amounts paid by LICENSEE to LA BIOMED with respect to such NON-ROYALTY SUBLICENSE INCOME under any of the other agreements referred to above shall satisfy in full LICENSEE’s payment obligations under this Paragraph 8.1 with respect to such NON-ROYALTY SUBLICENSE INCOME so long as the amount actually paid to LA BIOMED equals or exceeds the amount that would have been due to LA BIOMED under this Paragraph 8.1. For further purposes of clarity, it is understood that any such payments LICENSEE may make to LA BIOMED with respect to such NON-ROYALTY SUBLICENSE INCOME under this Agreement or under any of the other agreements referred to above shall be creditable against the Five Million Dollar ($5,000,000) cap described above.

8.2                                 LICENSEE shall have the right, at its election, to pay up to fifty percent (50%) of NON-ROYALTY SUBLICENSE INCOME due to LA BIOMED under this Article 8 in the form of equity. LICENSEE shall pay one fifth (1/5) of LA BIOMED’s share of NON-ROYALTY SUBLICENSE INCOME within sixty (60) days of receipt of such fees and the balance shall be paid to LA BIOMED upon the first to occur of (i) the closing date of an initial firmly underwritten public offering of the securities of LICENSEE pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of such securities to employees pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction) (the “IPO”), (ii) a merger or consolidation between LICENSEE and a third party where LICENSEE receives a purchase price at least fifty percent (50%) of which consists of either cash or freely tradable securities of such third party, or (iii) the acquisition by a third party of all or substantially all of the business or assets of the LICENSEE where at least fifty percent (50%) of the purchase price received by LICENSEE is either cash or freely tradable securities of such third party; provided however that in the event that LICENSEE is a party to a transaction described in either (ii) or (iii) above and the consideration received for such merger, consolidation or asset sale, are securities that are subject to a lock-up or otherwise restricted, then the date of the merger, consolidation or asset sale shall be deemed to be the date on which such securities become freely tradable.

For purposes of this Agreement, securities issued to LA BIOMED by LICENSEE pursuant to this Paragraph 8.2 shall be valued, on the date of issuance, as follows:

(a)                                  a security listed or traded on an exchange shall be valued at the last sales price as of the close of the customary trading session on the exchange where the security is principally traded, or in the absence of any sale on a particular day, the security shall be valued at the closing bid price on that day;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) a security traded on the NASDAQ National Market System is valued at the last reported sales price on that day on the NASDAQ (not including any after hour trading);

(c)  a security traded in the over-the-counter market shall be valued on the basis prices furnished by independent pricing services or market makers; and

(d)  a security for which market quotations are not readily available or are unreliable are valued at fair market value determined in good faith by LICENSEE’s board or directors.

9. REPORTING

9.1                                 Prior to signing this Agreement, LICENSEE has provided to LA BIOMED a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

9.2                                 No later than sixty (60) days after June 30, 2006, and within sixty (60) days of June 30th of each calendar year thereafter until the first commercial sale of the first LICENSED PRODUCT, LICENSEE shall provide to LA BIOMED a written annual progress report describing LICENSEE’s progress in developing LICENSED PRODUCTS and obtaining regulatory approvals necessary for marketing of such LICENSED PRODUCTS during the most recent twelve (12) month period ending June 30, including any changes the LICENSEE anticipates to the research and development plan referred to in Paragraph 9.1. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. Upon request, LICENSEE agrees to provide such reasonable additional data as may be necessary for LA BIOMED to verify LICENSEE’s compliance with its performance obligations set forth in Article 3.

9.3                                 LICENSEE shall report to LA BIOMED the date of first sale of LICENSED PRODUCTS in each country within thirty (30) days of occurrence.

9.4                                 (a) Following the first commercial sale of a LICENSED PRODUCT, LICENSEE shall submit to LA BIOMED within sixty (60) days after each June 30th and December 31st thereafter, a royalty report setting forth for such half year (each such half year period, a “ROYALTY PERIOD”) at least the following information:

(i)        the quantity of LICENSED PRODUCTS sold and SERVICES rendered by LICENSEE and/or its SUBLICENSEES in each country;

(ii)     total billings for such LICENSED PRODUCTS and SERVICES;

(iii)            deductions applicable to determine the NET SALES and NET SERVICE REVENUES thereof;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)                the amount of NON-ROYALTY SUBLICENSE INCOME received by LICENSEE; and

(v)                   the amount of royalty due thereon, or, if no royalties are due to LA BIOMED for any reporting period, the statement that no royalties are due.

Such report shall be certified as correct by an officer of LICENSEE and shall include a description of all deductions from royalties. Such officer shall have a reasonable knowledge of, and access to, information on which such report is based.

(b)              LICENSEE shall pay to LA BIOMED with each such Royalty Report the amount of royalty due with respect to such ROYALTY PERIOD.

(c)                   All payments due hereunder shall be deemed received when funds are credited to LA BIOMED’s bank account and shall be payable by check or wire transfer in United States dollars. If made by wire transfer, such payments shall be marked so as to refer to this Agreement and the LA BIOMED “Fat Dissolution” Case. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate quoted in the Wall Street Journal on the last business day of each reporting period. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)         Except as required by law, all information contained in the reports provided to LA BIOMED under this Article 9 shall be maintained in confidence by LA BIOMED. In the event that LA BIOMED is required by law to make any public disclosures of the information described in the preceding sentence, to the extent it may legally do so, it will give reasonable advance notice to the LICENSEE of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

(e)          Late payments shall bear interest at an annualized rate equal to the prime rate then in effect as published in the Federal Reserve Bulletin H.15 (or successor bulletin).

10. RECORD KEEPING

10.1                           LICENSEE shall keep, and shall require its SUBLICENSEES to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS and SERVICES made, used or sold under this Agreement, in sufficient detail to determine the amount of royalties due to LA BIOMED hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. Upon LA BIOMED’s written request, but not more frequently than once per calendar year, LICENSEE shall permit an accountant selected by LA BIOMED and reasonably

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

acceptable to LICENSEE, to examine such records during LICENSEE’s regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to NET SALES, NET SERVICE REVENUES and NON-ROYALTY SUBLICENSE INCOME received not more than three (3) years prior to the date of LA BIOMED’s request. In conducting examinations pursuant to this paragraph, LA BIOMED’s accountant shall have access to all records reasonably necessary to verify the calculation of royalties due under Article 7. To the extent that LICENSEE does not have the right to grant LA BIOMED the right to audit its SUBLICENSEES’ books and records hereunder, LICENSEE shall not be deemed in breach of this Paragraph 10.1, but LICENSEE shall obtain for itself such right and, at the request of LA BIOMED, LICENSEE shall exercise such audit right with respect to SUBLICENSEES and provide the results of such audit for inspection by LA BIOMED pursuant to this Paragraph 10.1.

10.2                           LA BIOMED’s accountant shall not disclose to LA BIOMED any information other than information relating to the accuracy of reports and payments made hereunder. LA BIOMED shall treat all financial information subject to review under Paragraph 10.1 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

10.3                           Such examination by LA BIOMED’s accountant, or performed by LICENSEE at LA BIOMED’s request, shall be at LA BIOMED’s expense, except that if such examination shows an underreporting or underpayment in excess of seven and one half percent (7.5%) for any twelve (12) month period, then LICENSEE shall pay the reasonable out of pocket cost of such examination of such period as well as any additional sum that would have been payable to LA BIOMED had the LICENSEE reported correctly, plus interest on said sum at the rate specified in Subparagraph 9.4(e).

11. PATENT FILING, PROSECUTION AND MAINTENANCE

11.1                           Within thirty (30) days of the EFFECTIVE DATE, LICENSEE shall reimburse LA BIOMED for all reasonable out-of-pocket expenses previously incurred by LA BIOMED in the preparation, filing, prosecution and maintenance of the PATENT RIGHTS. The total amount of such past patent costs as of April 30, 2005 is approximately $ 19,324.00. LICENSEE further agrees to reimburse LA BIOMED for all current but unbilled and future out-of-pocket expenses associated with U.S. and foreign patent prosecution, and U.S. and foreign patent annuities. LICENSEE further agrees to reimburse LA BIOMED for LA BIOMED’s out-of-pocket costs incurred in conducting any patent interference, opposition, re-exam, reissue or other such adversarial proceedings with respect to any patent applications and patents included within the PATENT RIGHTS, provided that (i) LA BIOMED shall not initiate any such adversarial proceedings without first consulting with LICENSEE, and (ii) LICENSEE shall have the right to jointly control any such proceeding(s) which it is funding under this Paragraph 11.1. Notwithstanding the foregoing, if LICENSEE reasonably determines in good faith based on industry and patent law best practices, and provides LA BIOMED with its reasons, that the initiation and/or prosecution of such adversarial proceeding would be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercially unreasonable, then LICENSEE shall not be responsible for the costs associated with such adversarial proceeding unless and until LA BIOMED and LICENSEE reach a mutually acceptable agreement as to the allocation of such costs. In the event that LA BIOMED and LICENSEE are unable to reach agreement as to how such costs should be allocated, LA BIOMED shall have right to refer the matter for resolution by arbitration under Paragraph 19.2. For purposes of clarity, it is understood that LICENSEE shall not have the right to prevent LA BIOMED from undertaking any such adversarial proceeding(s), however LICENSEE shall not be responsible for the costs of any such proceeding(s) which it believes to be commercially unreasonable unless and until it is determined by arbitration under Paragraph 19.2 that such proceeding(s) are commercially reasonable. Late payment of these invoices shall be subject to interest charges at the interest rate specified in Subparagraph 9.4(e).

11.2                           LICENSEE and LA BIOMED shall jointly agree upon a patent attorney who shall represent LA BIOMED in the filing, prosecuting and maintaining of the patent applications and patents included within the PATENT RIGHTS. LICENSEE will have the right to consult with such patent attorney regarding the drafting of all patent applications within the PATENT RIGHTS and shall be consulted by such patent attorney on each step of the prosecution process for such patent applications. LA BIOMED agrees that LICENSEE’s comments and requests will be accommodated where reasonably practicable, but final decision making authority shall remain with LA BIOMED. For purposes of clarity, it is understood and agreed that LA BIOMED and/or THE REGENTS shall own, and LA BIOMED shall have ultimate responsibility for filing, prosecuting and maintaining, all U.S. and foreign patent applications and patents included within the PATENT RIGHTS, provided that if LA BIOMED elects not to file, prosecute or maintain any patent application or patent within the PATENT RIGHTS or pay any fee related thereto, in any country, LA BIOMED shall promptly notify LICENSEE of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent.

11.3                           LA BIOMED and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of the PATENT RIGHTS licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of LA BIOMED to execute such papers and instruments so as to enable LA BIOMED to apply for, to prosecute and to maintain the PATENT RIGHTS in LA BIOMED’S and/or THE REGENTS’ name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

12. INFRINGEMENT

12.1                           With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any action to enforce the PATENT RIGHTS with respect to any asserted infringement of such patent (including the defense of any related

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

declaratory judgment action), so long as such license is exclusive at the time of the commencement of such action. On behalf of INSTITUTIONS, LABIOMED shall coordinate all communication and actions pertaining to this Article 12 with LICENSEE. LA BIOMED agrees to notify LICENSEE promptly of each infringement of such patents of which LA BIOMED is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of INSTITUTIONS and to potential effects on the public interest in making its decision whether or not to sue. No settlement, consent judgment or other voluntary final disposition of the suit that would adversely affect the scope or validity of the PATENT RIGHTS may be entered into without the prior written consent of LA BIOMED (on behalf of INSTITUTIONS), which consent shall not be unreasonably withheld or delayed.

12.2                           LICENSEE shall, in cooperation with LA BIOMED use reasonable efforts to terminate any infringement of the PATENT RIGHTS without litigation, provided that in the event the alleged infringement has not been terminated within ninety (90) days of the date on which LICENSEE first provides notice to LA BIOMED of such alleged infringement (or in the event that LA BIOMED is the Party that first learns of such alleged infringement, the date on which LA BIOMED provides notice of such alleged infringement to LICENSEE), LICENSEE’S obligation to pursue non-legal settlement options shall be deemed fulfilled and LICENSEE shall thereafter be free to commence an action to enforce the PATENT RIGHTS without further delay. Notwithstanding the foregoing, in the event that LICENSEE concludes that the requirement that it wait ninety (90)-days to initiate legal action to enforce the PATENT RIGHTS would be materially detrimental to LICENSEE’s and/or INSTITUTIONS’ interests, LICENSEE may request that LA BIOMED waive such requirement, which request shall not be unreasonably denied. INSTITUTIONS may, to the extent permitted by law, elect to join as a party in that action at their own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in such suit. If INSTITUTIONS elect to join as a party, INSTITUTIONS shall be entitled to jointly control the action with LICENSEE. In no event may INSTITUTIONS be joined in any suit without their prior written consent, provided that INSTITUTIONS shall reasonably consider any request by LICENSEE that they join such suit, taking into account, without limitation the effect that their refusal to join such suit would have on the ability of LICENSEE to enforce the PATENT RIGHTS. Additionally, it is agreed that in the event that LICENSEE attempts to bring suit under this Paragraph 12.2 but is legally prevented from commencing or sustaining such suit due to the refusal of LA BIOMED and/or THE REGENTS to be joined as parties to such suit, INSTITUTIONS may not thereafter bring suit (either singly or jointly) against the infringer for the acts of infringement that were the subject of LICENSEE’s suit. However in a suit initiated by LICENSEE, if INSTITUTIONS are involuntarily joined by the other party(ies) to the suit, then the LICENSEE will pay any costs incurred by INSTITUTIONS arising out of such suit, including but not limited to, any legal fees of counsel that INSTITUTIONS select and retain to represent them in the suit.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3

(a)                                  All recoveries received by LICENSEE from an action to enforce the PATENT RIGHTS pursuant to Paragraph 12.1 above, to the extent the same pertains to an infringement of the PATENT RIGHTS, shall be first applied to reimburse the parties reasonable unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs, as follows:

(i)                                     in the event that neither LA BIOMED nor THE REGENTS elect to voluntarily join such action as a co-plaintiff pursuant to Paragraph 12.2, the recovery shall be used to first reimburse INSTITUTIONS’ and then LICENSEE’s reasonable unreimbursed expenses.

(ii)                                  in the event that both LA BIOMED and THE REGENTS elect to voluntarily join such action as co-plaintiffs pursuant to Paragraph 12.2, the recoveries shall be applied to reimburse LICENSEE’s and INSTITUTIONS’ reasonable unreimbursed expenses on a pro rata basis.

(iii)                               in the event that only one of LA BIOMED and THE REGENTS elected to voluntarily join such action as a co-plaintiff pursuant to Paragraph 12.2 above, the recovery shall be used to first reimburse the reasonable unreimbursed expenses of the INSTITUTION not voluntarily joining such action as a co-plaintiff, and any remainder shall then be used to reimburse LICENSEE’s and the other INSTITUTION’s (i.e., the INSTITUTION that elected to voluntarily join such action as a co-plaintiff) reasonable unreimbursed expenses on a pro rata basis.

(b)                                 Any amounts remaining after the reimbursement of each party’s costs as provided in Subparagraph 12.3(a) above shall be allocated among the parties as follows:

(i)                                     in the event that neither LA BIOMED nor THE REGENTS elected to voluntarily join such action as a co-plaintiff pursuant to Paragraph 12.2, then any remainder shall be treated as NET SALES and subject to a royalty under Article 7.

(ii)                                  in the event that either or both of LA BIOMED and THE REGENTS elected to voluntarily join such action as a co-plaintiff pursuant to Paragraph 12.2, then any remainder will be allocated as follows, with ordinary damages allocated first:

(A)                    With respect to that portion of the recovery constituting ordinary damages (i.e., that portion of the recovery representing LICENSEE’s lost profits or a reasonable royalty on infringing sales, or such other measure of damages the court has applied), such amounts shall be divided 87.5% to LICENSEE and 12.5% to INSTITUTIONS.

(B)                      Any portion of the recovery remaining after the deduction of expenses pursuant to Subparagraph 12.3(a) and ordinary damages pursuant to Subparagraph 12.3(b)(ii)(A) shall be allocated between LICENSEE and INSTITUTIONS in proportion to the percentage of the overall costs of the enforcement action borne by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSEE and each INSTITUTION that voluntarily joined such action as a co-plaintiff pursuant to Paragraph 12.2.

12.4         If within six (6) months after having received a request from LA BIOMED to bring suit with respect to any alleged infringement of the PATENT RIGHTS, LICENSEE shall have been unsuccessful in persuading the alleged infringer to cease and desist or has not brought or is not diligently prosecuting an infringement action, or has not initiated negotiations regarding the terms under which LICENSEE would grant a SUBLICENSE to the alleged infringer, or if LICENSEE shall notify LA BIOMED at any time prior thereto of its intention not to bring suit against or license any alleged infringer, then, and in those events only, INSTITUTIONS shall have the right, but shall not be obligated, to prosecute at their own expense any infringement of the PATENT RIGHTS, provided, however, that if LICENSEE reasonably determines in good faith based on industry and patent law best practices, and provides LA BIOMED with its reasons, that such action against an infringer would be commercially unreasonable, then LA BIOMED agrees it will not initiate or join in any such action without first obtaining LICENSEE’s consent, which consent will not be unreasonably withheld or delayed. In the event that INSTITUTIONS recover money as a result of a judgment or settlement in an action initiated by INSTITUTIONS under this Paragraph 12.4, such recovery shall be first applied to reimburse LICENSEE’s, unreimbursed expenses, with INSTITUTIONS being entitled to retain any remainder.

12.5         In any infringement suit which either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, or in a suit for patent infringement which is brought by a third party against LICENSEE, which either party or both parties are required or elect to defend, the other party hereto shall, at the request and the expense (subject to the caveat in Subparagraph 12.3(a) above) of the party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

12.6         If LICENSEE is required to pay a royalty or other amounts to a third party to make and/or sell a LICENSED PRODUCT as a result of a final judgment or settlement, fifty percent (50%) of such amounts may be deducted from the running royalties and other amounts payable to LA BIOMED under this Agreement with respect to such LICENSED PRODUCT, all as further described in Paragraph 7.5 of this Agreement.

13.   TERMINATION OF AGREEMENT

13.1         This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in the PATENT RIGHTS has expired or been revoked, invalidated or abandoned.

13.2         LA BIOMED may terminate this Agreement if the LICENSEE fails to perform or violates any term of this Agreement. In order to exercise its right of termination under this Paragraph 13.2, LA BIOMED shall give written notice of default (Notice of Default)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the LICENSEE. If the LICENSEE fails to repair the default within ninety (90) days of the effective date of Notice of Default, LA BIOMED may terminate this Agreement and its licenses by a second written notice (Notice of Termination). However, if LICENSEE disputes the asserted breach within the cure period, LICENSEE may elect to seek a determination by a neutral third party regarding whether a material breach has in fact occurred by referring the matter for arbitration pursuant to Paragraph 19.2, in which case LA BIOMED shall not have the right to terminate this Agreement until it has been determined by the arbitrators that this Agreement was materially breached, and LICENSEE fails to comply with its obligations hereunder within thirty (30) days after that determination. If a Notice of Termination is sent to the LICENSEE in accordance with this Paragraph 13.2, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve the LICENSEE of its obligation to pay any fees owing at the time of termination, and will not impair any accrued right of LA BIOMED or of any SUBLICENSEES. These notices are subject to Article 18 (Notices).

13.3         LICENSEE may terminate this Agreement, in its entirety or as to any particular patent or patent application within the PATENT RIGHTS, or as to any particular LICENSED PRODUCT or SERVICE, at any time by giving LA BIOMED at least ninety (90) days prior written notice. From and after the effective date of a termination under this Paragraph 13.3 with respect to a particular patent or application, such patent(s) and/or patent application(s) in the particular country shall cease to be within the PATENT RIGHTS for all purposes of this Agreement, and all rights and obligations of LICENSEE with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this Paragraph 13.3 with respect to a particular LICENSED PRODUCT or SERVICE, the license granted under Paragraph 2.1 above shall terminate with respect to such LICENSED PRODUCT or SERVICE, and the same shall cease to be a LICENSED PRODUCT or SERVICE for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Paragraph 13.3, LICENSEE shall submit a final royalty report to LA BIOMED and any royalty payments and unreimbursed patent expenses invoiced by LA BIOMED shall become immediately payable.

13.4

(a)           Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

(b)           SUBLICENSEs granted prior to termination of this Agreement for any reason shall survive, provided that the SUBLICENSEES agree in writing to be bound by applicable terms of this Agreement.

(c)           Upon termination of this Agreement the LICENSEE is entitled to dispose of all previously made or partially made LICENSED PRODUCTs (including services under an executed contract) within a period of one hundred and twenty (120) days provided that the sale of those LICENSED PRODUCTs is subject to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

(d)           Articles 1 and 19 and Paragraphs 9.4 (with respect to LICENSED PRODUCTS sold after the term of this Agreement), 13.4, 15.1 and 15.2 of this Agreement shall survive termination. Except as otherwise provided in this Article 13, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

14.   WARRANTY

14.1         LA BIOMED warrants that it has and will maintain the lawful right to grant this license to LICENSEE.

14.2         This License and the associated invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 14.1 ABOVE. THE INSTITUTIONS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3         IN NO EVENT WILL THE INSTITUTIONS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

14.4         Nothing in this Agreement will be construed as:

(a)           a warranty or representation by INSTITUTIONS as to the validity or scope of any of the PATENT RIGHTS;

(b)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c)           an obligation to bring or prosecute actions or suits against third parties for patent infringement;

(d)           conferring by implication, estoppel or otherwise any license or rights under any patents of INSTITUTIONS other than the PATENT RIGHTS as defined herein, regardless of whether such patents are dominant or subordinate to the PATENT RIGHTS; or

(e)           an obligation to furnish any know-how not provided in the PATENT RIGHTS.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.   INDEMNIFICATION

15.1         LICENSEE shall indemnify, hold harmless and defend INSTITUTIONS, their officers, employees, and agents, the sponsors of the research that led to the invention, the INVENTOR(S) of the patents and patent applications in the PATENT RIGHTS and their respective employers from and against any and all third party claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any SUBLICENSE.

15.2         LA BIOMED shall, as a condition of LICENSEE’s obligations above (i) provide to LICENSEE prompt notice of any third party claim or demand that may be the subject of Paragraph 15.1; (ii) obtain LICENSEE’s written consent (not to be withheld or delayed unreasonably) in connection with any settlement of a claim, demand or cause of action; and (iii) upon LICENSEE’s request, provide the exclusive right to control the defense of that claim, demand or cause of action, provided that Licensee will not settle any claim against INSTITUTIONS without INSTITUTIONS’ written consent (which consent shall not be unreasonably withheld or delayed), where (a) such settlement would include any admission of liability or admission of wrong doing on the part of INSTITUTIONS, (b) such settlement would impose any restriction on INSTITUTIONS’ conduct of any of its or their activities, or (c) such settlement would not include any unconditional release of INSTITUTIONS from all liability for claims that are the subject matter of the settled claim.

15.3         Prior to the first administration by LICENSEE to a human subject of the first LICENSED PRODUCT, LICENSEE, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a)	Each occurrence	$5,000,000

(b)	Products/completed operations aggregate	$10,000,000

(c)	Personal and advertising injury	$5,000,000

(d)	General aggregate (commercial form only)	$10,000,000

15.4         LICENSEE expressly understands, however, that the coverages and limits in Paragraph 15.3 do not in any way limit the LICENSEE’s liability. LICENSEE must furnish INSTITUTIONS with certificates of insurance evidencing compliance with all requirements. LICENSEE’s insurance must:

(a)           provide for 30-day advance written notice to INSTITUTIONS of any modification;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)           indicate that INSTITUTIONS are endorsed as additional Insureds under the coverages listed in Paragraph 15.3; and

(c)           include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by INSTITUTIONS

16.           USE OF NAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT

16.1         Neither party is permitted to use publicly any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity except to the extent required by law. Unless required by law, LICENSEE is expressly prohibited from using the names “Los Angeles Biomedical Research Institute”, LA BioMed, “The Regents of the University of California” or the name of any campus of the University of California.

16.2         Except as required by law, neither party is permitted to disclose the terms of this Agreement nor any license granted hereunder in any promotional activity without the express written approval of the other party, except that LICENSEE may disclose the terms of this Agreement to third parties under conditions of confidentiality without such approval of LA BIOMED. However, LA BIOMED shall be free to release to the INVENTOR(S) of the INVENTION covered by this Agreement and senior administration officials employed by INSTITUTIONS the terms and conditions of this Agreement upon their request. If such release is made to the INVENTOR(S) and/or senior administration officials, INSTITUTIONS shall notify the recipients of the confidential nature of such information and request that the recipients not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license under the PATENT RIGHTS is available, LA BIOMED may disclose the existence of this Agreement with LICENSEE to such third party, but shall not disclose any terms or conditions of this Agreement, except where LA BIOMED is required to release information under either the California Public Records Act or other applicable law.

17. ASSIGNMENTS

17.1         This Agreement may be assigned by either party with the written consent of the other party (which consent will not be unreasonably withheld), except that such consent will not be required in the case of assignment or transfer by LICENSEE to a party that succeeds to all or substantially all of LICENSEE’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

18.   NOTICES

Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either

(a) delivered in person,

(b) mailed certified mail return receipt requested, or

(c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

AESTHERx, Inc.

6303 Owensmouth Avenue, 10th Floor

Woodland Hills, CA 91367-2262

Attn.: Keith Leonard, CEO

facsimile: (818) 936-3017

If to LA BIOMED:

Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center

1124 W. Carson Street

Torrance, CA 90502

Attn.: Director, Technology Management

facsimile: (310) 222 5474

with a copy to:

Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center

1124 W. Carson Street

Torrance, CA 90502

Attn.: President/CEO

facsimile: (310) 222-3603

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

19. MISCELLANEOUS

19.1       The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of California.

19.2       LA BIOMED and LICENSEE agree that any dispute or controversy arising out of, in relation to, or in connection with Paragraphs 11.1 and 13.2 and expressly designated therein as being subject to resolution under this Paragraph 19.2, shall be settled by arbitration in Los Angeles, California under the Comprehensive Arbitration Rules of Judicial Arbitration and Mediation Services (“JAMS”). Such arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall select one (1) arbitrator who is not employed by, or otherwise affiliated with, such party within fifteen (15) days after the institution of arbitration proceedings, and the two (2) arbitrators so selected shall designate the third arbitrator. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless the arbitrators determine that the dispute or controversy that was the subject of the arbitration was attributable to the failure of one of the parties to act in good faith, in which case the arbitrators may, at their discretion, require the party determined not to have acted in good faith to bear all costs of the arbitration. Each party shall bear the cost of its own attorneys’ and expert fees.

19.3       LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE and/or its SUBLICENSEES, and that it will defend and hold LA BIOMED harmless in the event of any legal action of any nature occasioned by such violation.

19.4       LICENSEE shall obtain (itself or through designees) all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.5       LICENSEE shall utilize appropriate patent and/or trademark marking on LICENSED PRODUCTS.

19.6       LICENSEE shall register or record this Agreement as is required by law or regulation in any country where the license is in effect.

19.7         During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States, to the extent so required by 35 USC §201 et seq.

19.8         Should a court of competent jurisdiction or other authority with jurisdiction over this Agreement hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

19.9         This Agreement constitutes the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof (including without limitation, the Letter of Intent). Neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LA BIOMED

/s/ Kenneth P. Trevett
Kenneth P. Trevett
President/CEO

August 29th, 2005
Date

AESTHERx, INC.

/s/ Nathaniel David, Ph.D.
Nathaniel David, Ph.D.
Chief Scientific Officer

8/29/2005
Date

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

INTERINSTITUTIONAL AGREEMENT BETWEEN LA BIOMED AND THE
REGENTS

Begins on the following page

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AA-1

EXHIBIT B

LICENSED PATENTS AND PATENT APPLICATIONS

U.S. Provisional Application Serial Number 60/572,879

U.S. Application Serial No. 11/054,171

U.S. Application Serial No. 11/134,727

PCT Application Serial No. PCT/US05/17957 (entitled “Methods and Related Compositions for Reduction of Fat”, filed 5/19/05)

PCT Application Serial No. PCT/US05/04184 (entitled “Methods and Related Compositions for Non-Surgical Removal of Fat”, filed 02/08/05)

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

BB-1

EXHIBIT C

APPROVED CATEGORIES OF SUBLICENSEES

•                       Companies with assets in excess of [*] dollars ($[*]) as of the time such company becomes a SUBLICENSEE

•                       Companies engaged in the business of producing and/or marketing aesthetics consumer products (e.g., Medicis, SkinMedica, Galderma, etc.)

•                       Companies engaged in the business of producing and/or marketing products for veterinary applications

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CC-1